Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS SECOND-QUARTER RESULTS

•	Company posts approximately $184 million after-tax charge to increase claims liabilities in Australia

•	Net losses per diluted share: GAAP basis $0.69, operating basis* $0.99

•	Net premiums up four percent, exceeding $2.0 billion

•	25 percent increase in dividend

•	Board of directors increases stock repurchase authority from $300 million to $400 million

•	3.7 million shares repurchased to date in 2013

ST. LOUIS, July 18, 2013 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported second-quarter net losses of $49.6 million, or $0.69 per diluted share, compared with net income of $141.1 million, or $1.91 per diluted share in the prior-year quarter. Operating losses* totaled $71.8 million, or $0.99 per diluted share in the current quarter, versus operating income of $122.3 million, or $1.65 per diluted share, last year. Losses this quarter were primarily attributable to an after-tax charge of approximately $184 million, or $2.53 per diluted share, to increase claims liabilities in Australia.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2013	2012	2013	2012
Net premiums	$2,035,156	$1,950,661	$4,014,849	$3,814,143
Net income (loss)	(49,612)	141,111	135,923	264,429
Net income (loss) per diluted share	(0.69)	1.91	1.85	3.57

Operating income (loss) *	(71,797)	122,273	51,050	234,650
Operating income (loss) per diluted share *	(0.99)	1.65	0.69	3.17
Book value per share	82.97	84.75
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”) *	66.31	60.34
Total assets	38,790,621	38,344,323

*	See ‘Use of Non-GAAP Financial Measures’ below

Consolidated net premiums increased four percent to $2,035.2 million from $1,950.7 million in the prior-year quarter, including an adverse effect of $21.2 million from foreign currency fluctuations. Investment income increased 35 percent to $444.2 million from $328.3 million in the year-earlier quarter, primarily attributable to a significant increase in fair value of options contracts, which are included in funds withheld at interest and support the crediting rates for equity-indexed annuities.

- more -

Add One

Excluding spread-based investment income and changes in value of associated derivatives, the average portfolio yield decreased to 4.77 percent from 5.06 percent in the second quarter of 2012, reflecting the ongoing low interest rate environment. Although the U.S. dollar generally appreciated against most currencies compared to the second quarter of 2012, net foreign currency fluctuations benefited the current quarter’s operating income by approximately $8.8 million after taxes, or $0.12 per diluted share, primarily due to the losses in Australia.

As a result of the significant charge in Australia this quarter, the company recorded a net operating tax benefit of approximately $36.5 million, resulting in an effective tax rate of 33.7 percent.

A. Greig Woodring, president and chief executive officer, explained, “The significant charge in our Australia operations was primarily associated with the group business which, as we have indicated previously, has been quite challenging for some time. We increased claims liabilities in that operation several times in recent years. We have just completed a comprehensive claims analysis within the last week, and that analysis indicates a more dramatic deterioration than we previously anticipated, a development we believe to be consistent across the industry. We have reflected not only the observed underperformance, as we have in the past, but also potential additional deterioration in the projection of future claims development on that entire book of business, through the end of the premium guarantee periods.

“The largest increase in liabilities relates to the total and permanent disability coverage, and, to a lesser extent, disability income benefits. The Australia market is the only one in which we have significant exposure to this form of total and permanent disability benefit. Not only have claim incidences for those benefits been increasing, but the claim lags throughout the claim reporting process have also risen at a significant rate. There appears to be a number of environmental factors in the current Australian market leading to a significant rise in claim levels and reporting lags, and we are working with direct insurance companies to better manage this business. The ceding companies generally retain a significant amount of risk even as they utilize the reinsurance market.

“The after-tax charge of approximately $184 million reduces our excess capital position by the same amount. Even though these group contracts are typically only three years in duration, the increase in loss ratios to this extent, compared to pricing, has created the need for this significant increase in claims liabilities. This situation is manageable and we believe we have aggressively addressed the issue in terms of the ongoing adequacy of the higher reserve and claim liability levels.”

Woodring continued, “The current environment makes it very difficult to price new business with any degree of confidence. We have been quoting very selectively on new group business since mid-2011 and we have not won any material new group business in that period. At this time, we are suspending all quoting activity in the Australian group total and permanent disability market indefinitely and will continue to be extremely selective in other aspects of that group market until it stabilizes and the products become more sustainable.

“Outside of the Australia operation, after-tax operating income per share was approximately $1.70. Operating performance was strong in our asset-intensive business line and mixed claims experience elsewhere was generally in line with overall expectations. Consolidated reported premium growth of four percent was also generally in line with expectations, and included an adverse effect of approximately $21.2 million from fluctuations in foreign currency exchange rates. In original currencies, net premiums increased over five percent in the second quarter compared to the prior-year period. Our book value per share is $82.97 including AOCI, and $66.31 excluding AOCI.

- more -

Add Two

“We repurchased additional shares in the second quarter, bringing our year-to-date total to approximately 3.7 million shares at a cost of $230.5 million. We have $170 million remaining under our current authorization, which was increased from $300 million to $400 million this quarter. Additionally, we increased our quarterly shareholder dividend 25 percent to $0.30 per share. We continue to execute our capital management strategy, opportunistically repurchasing shares and evaluating opportunities to grow our business. Our excess capital position is approximately $200 million, reflecting the recent capital management activity and charges in our Australia operations.

“We recently announced that our primary operating subsidiary, RGA Reinsurance Company, received a preparatory license from the China Insurance Regulatory Commission. We are excited about this opportunity and expect to receive a branch license next year, which will allow us to fully operate in the Chinese life reinsurance market.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax net income of $89.4 million for the quarter, down from $96.3 million last year. Pre-tax operating income totaled $85.7 million, a decrease from $95.5 million in the prior-year period. While claims experience was in line with last year’s second quarter and current expectations, policy acquisition costs as a percentage of premiums, which can fluctuate from period to period, were slightly higher this quarter. That type of fluctuation is expected to even out over the course of the year. In addition, relatively lower investment yields adversely affected results in the current period. Net premiums rose four percent, to $1,124.3 million from $1,082.4 million a year ago.

The U.S. Asset-Intensive business reported pre-tax income of $69.2 million, up from $34.6 million a year ago, including changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, increased to $40.2 million from $16.6 million last year. The current-period result was better than expected and reflects strong performance in the U.S. equity market, which bolstered results in the equity indexed annuity line of business. Fixed annuities also performed well.

The U.S. Financial Reinsurance business added pre-tax operating income of $11.9 million this quarter, up 24 percent from $9.6 million last year. This business continues to contribute strong fee income to this segment.

Canada

Canadian operations reported pre-tax net income of $35.7 million, up slightly from $35.0 million in the second quarter of 2012. Pre-tax operating income was $31.7 million this quarter, a four percent increase from $30.5 million in the prior-year period. This segment’s claims experience was slightly higher than expected in the current period. Additionally, a relatively weaker Canadian dollar adversely affected pre-tax operating income by approximately $0.4 million compared to the prior-year period. Reported net premiums were up eight percent to $239.6 million from $221.2 million last year, including an adverse foreign currency effect of $3.1 million. On a Canadian dollar basis, net premiums were up 10 percent.

- more -

Add Three

Asia Pacific

The Asia Pacific segment reported a pre-tax net loss of $290.4 million compared with pre-tax net income of $23.9 million in the second quarter of 2012. Pre-tax operating losses totaled $285.7 million versus pre-tax operating income of $22.7 million last year. As indicated above, current-period losses were driven by a $274.1 million pre-tax increase in Australian claims liabilities as well as poor claims experience in the Australian operation’s individual businesses. In total, the Australia operation reported a pre-tax operating loss of $299.7 million for the quarter.

Outside of Australia, all of the markets in this segment performed better than expected, particularly Hong Kong and Southeast Asia. Asia Pacific net premiums increased three percent to $340.5 million from $331.9 million in the prior year. Foreign currency fluctuations adversely affected premiums by approximately $8.1 million this period. Original currency premiums rose five percent over the second quarter of 2012. Aside from Australia operations, foreign currency fluctuations adversely affected pre-tax operating income by approximately $2.0 million.

Europe & South Africa

Europe & South Africa operations reported pre-tax net income of $15.8 million versus $19.6 million in the year-ago quarter. Pre-tax operating income decreased to $15.3 million this quarter from $18.4 million last year, primarily due to higher-than-expected mortality claims in the U.K. Results from the U.K.’s critical illness and longevity businesses were slightly better than expected. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $1.0 million. Net premiums totaled $319.4 million, up from $310.1 million the year before, including an adverse currency effect of $10.0 million. On a local currency basis, net premiums increased 6 percent.

Corporate and Other

The Corporate and Other segment reported a pre-tax net loss of $6.2 million in the second quarter, compared with a pre-tax net loss of $3.2 million in the year-ago period. Pre-tax operating losses were $7.5 million in the current period and $5.8 million last year, reflecting lower other revenues in the current quarter.

Stock Repurchase Authorization

The board of directors authorized an additional increase of $100 million to the share repurchase program announced on January 31, 2013. Effective July 18, 2013, the total amount of the company’s outstanding common stock authorized for repurchase is $400 million. To date, approximately $230 million of shares under this authorization have been repurchased. The authorization does not have an expiration date.

Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice.

- more -

Add Four

Dividend Declaration

The board of directors increased the quarterly dividend 25 percent, to $0.30 from $0.24, payable August 30 to shareholders of record as of August 9.

Earnings Conference Call

A conference call to discuss second-quarter results will begin at 9 a.m. Eastern Time on Friday, July 19. Interested parties may access the call by dialing 877-397-0286 (domestic) or 719-325-4879 (international). The access code is 7824658. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through July 27 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 7824658.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

- more -

Add Five

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.8 trillion of life reinsurance in force, and assets of $38.8 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by

- more -

Add Six

regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012.

Investor Contact

John W. Hayden

Senior Vice President – Controller and Investor Relations

(636) 736-7000

- tables below -

- more -

Add Seven

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
GAAP net income (loss)	$(49,612)	$141,111	$135,923	$264,429
Reconciliation to operating income (loss):
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	23,726	(66,949)	55,160	(6,645)
Capital (gains) losses on funds withheld:
Included in investment income	(7,625)	(3,460)	(8,946)	(2,784)
Included in policy acquisition costs and other insurance expenses	—	99	—	235
Embedded derivatives:
Included in investment related (gains) losses, net	(54,291)	51,599	(146,313)	(37,417)
Included in interest credited	(20,905)	(1,095)	(33,457)	24,410
DAC offset, net	36,910	968	78,912	(7,578)
Gain on repurchase of collateral finance facility securities	—	—	(30,229)	—

Operating income (loss)	$(71,797)	$122,273	$51,050	$234,650

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
Income (loss) before income taxes	$(74,758)	$215,892	$204,069	$396,655
Reconciliation to pre-tax operating income (loss):
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	37,057	(102,184)	85,899	(8,086)
Capital (gains) losses on funds withheld:
Included in investment income	(11,733)	(5,323)	(13,764)	(4,283)
Included in policy acquisition costs and other insurance expenses	—	152	—	361
Embedded derivatives:
Included in investment related (gains) losses, net	(83,525)	79,382	(225,097)	(57,565)
Included in interest credited	(32,161)	(1,685)	(51,472)	37,554
DAC offset, net	56,786	1,490	121,404	(11,658)
Gain on repurchase of collateral finance facility securities	—	—	(46,506)	—

Pre-tax operating income (loss)	$(108,334)	$187,724	$74,533	$352,978

- more -

Add Eight

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended June 30, 2013
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Pre-tax operating income (loss)

U.S. Operations:
Traditional	$89,447	$(2,309)	$(1,391)		$85,747
Asset Intensive	69,209	48,499 (1)	(77,478	) (2)	40,230
Financial Reinsurance	11,787	100	—		11,887

Total U.S.	170,443	46,290	(78,869)		137,864
Canada Operations	35,659	(3,970)	—		31,689
Europe & South Africa	15,818	(470)	—		15,348
Asia Pacific Operations	(290,448)	4,726	—		(285,722)
Corporate and Other	(6,230)	(1,283)	—		(7,513)

Consolidated	$(74,758)	$45,293	$(78,869)		$(108,334)

(1)	Asset Intensive is net of $19,969 DAC offset.
(2)	Asset Intensive is net of $36,817 DAC offset.

	Three Months Ended June 30, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)

U.S. Operations:
Traditional	$96,336	$(649)		$(140)		$95,547
Asset Intensive	34,602	(48,776	) (1)	30,817	(2)	16,643
Financial Reinsurance	9,648	(32)		—		9,616

Total U.S.	140,586	(49,457)		30,677		121,806
Canada Operations	35,030	(4,523)		—		30,507
Europe & South Africa	19,591	(1,156)		—		18,435
Asia Pacific Operations	23,859	(1,132)		—		22,727
Corporate and Other	(3,174)	(2,577)		—		(5,751)

Consolidated	$215,892	$(58,845)		$30,677		$187,724

(1)	Asset Intensive is net of $48,510 DAC offset.
(2)	Asset Intensive is net of $(47,020) DAC offset.

- more -

Add Nine

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Six Months Ended June 30, 2013
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income (loss)

U.S. Operations:
Traditional	$166,292	$(9,550)	$(1,447)		$—	$155,295
Asset Intensive	158,732	63,387 (1)	(136,293	) (2)	—	85,826
Financial Reinsurance	19,828	66	—		—	19,894

Total U.S.	344,852	53,903	(137,740)		—	261,015
Canada Operations	71,967	(7,401)	—		—	64,566
Europe & South Africa	33,203	(2,280)	—		—	30,923
Asia Pacific Operations	(275,930)	9,573	—		—	(266,357)
Corporate and Other	29,977	915	—		(46,506)	(15,614)

Consolidated	$204,069	$54,710	$(137,740)		$(46,506)	$74,533

(1)	Asset Intensive is net of $(17,425) DAC offset.
(2)	Asset Intensive is net of $138,829 DAC offset.

	Six Months Ended June 30, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)

U.S. Operations:
Traditional	$146,178	$12,394		$(99)		$158,473
Asset Intensive	71,192	(32,830	) (1)	2,762	(2)	41,124
Financial Reinsurance	15,961	107		—		16,068

Total U.S.	233,331	(20,329)		2,663		215,665
Canada Operations	90,093	(12,927)		—		77,166
Europe & South Africa	26,197	(3,138)		—		23,059
Asia Pacific Operations	55,926	(6,290)		—		49,636
Corporate and Other	(8,892)	(3,656)		—		(12,548)

Consolidated	$396,655	$(46,340)		$2,663		$352,978

(1)	Asset Intensive is net of $(34,332) DAC offset.
(2)	Asset Intensive is net of $22,674 DAC offset.

- more -

Add Ten

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
Diluted earnings per share from operating income (loss)	$(0.99)	$1.65	$0.69	$3.17

Earnings per share from net income (loss):
Basic earnings per share	$(0.69)	$1.91	$1.86	$3.59
Diluted earnings per share (1)	$(0.69)	$1.91	$1.85	$3.57

Weighted average number of common and common equivalent shares outstanding	72,769	74,054	73,573	74,048

	At or For the Six Months
	Ended June 30,
(Unaudited)	2013	2012
Treasury shares	8,170	5,416
Common shares outstanding	70,968	73,722
Book value per share outstanding	$82.97	$84.75
Book value per share outstanding, before impact of AOCI	$66.31	$60.34

(1)	As a result of anti-dilutive impact, in periods of a loss, weighted average common shares outstanding (basic) are used in the calculation of diluted earnings per share.

- more -

Add Eleven

REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
Revenues:
Net premiums	$2,035,156	$1,950,661	$4,014,849	$3,814,143
Investment income, net of related expenses	444,234	328,334	869,365	669,274
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(9,803)	(1,959)	(10,005)	(9,566)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	(306)	162	(306)	(7,059)
Other investment related gains (losses), net	58,352	25,598	152,925	83,946

Total investment related gains (losses), net	48,243	23,801	142,614	67,321
Other revenue	63,009	72,957	164,916	117,990

Total revenues	2,590,642	2,375,753	5,191,744	4,668,728

Benefits and expenses:
Claims and other policy benefits	2,030,574	1,625,446	3,719,484	3,205,595
Interest credited	118,345	66,697	243,828	154,739
Policy acquisition costs and other insurance expenses	370,505	335,939	727,862	643,573
Other operating expenses	113,408	105,541	232,909	215,639
Interest expense	29,918	23,360	58,404	46,682
Collateral finance facility expense	2,650	2,878	5,188	5,845

Total benefits and expenses	2,665,400	2,159,861	4,987,675	4,272,073

Income before income taxes	(74,758)	215,892	204,069	396,655
Income tax expense	(25,146)	74,781	68,146	132,226

Net income (loss)	$(49,612)	$141,111	$135,923	$264,429

# # #